EXHIBIT 10.1.21

SOFTWARE LICENSE, MAINTENANCE AND SUPPORT AGREEMENT

This Software License, Maintenance and Support Agreement (“Agreement”), deemed effective May 20, 2004, (“Effective Date”) is by and between ISO Strategic Solutions, Inc. (“ISO”) having a place of business at 6 Trafalgar Square Nashua, New Hampshire 03063, and Specialty Underwriters’ Alliance, Inc. (“SUA”), having its principal place of business at 8585 Stemmons Fwy, Suite 200, South Tower, Dallas, Texas 75247.

1.	DEFINITIONS: The following terms shall have the following meanings:

1.1	Licensee: Specialty Underwriters’ Alliance, Inc., and any of its affiliates and subsidiaries that are specifically listed on Schedule I.

1.2	Product: As described on Exhibit A, including all materials related thereto supplied to Licensee under this Agreement, which may include, without limitation, Documentation, flow charts, logic diagrams, object codes, and materials of any type whatsoever (tangible or intangible and machine or human readable) which incorporate or reflect the design, specifications, or workings of such programs and any changes, additions or modifications provided by ISO.

1.3	Documentation: Written materials and manuals (and machine-readable text subject to display and printout) describing the functional processes, assumptions, specifications and principles of operation of the computer programs to a Product and designated as the official documentation to such Product by ISO.

1.4	Annual Subscription Fee (“ASF”): The fee to be paid to ISO by Licensee each year for the right to use the Product and receive the services as described in Section 4 for the term of this Agreement.

1.5	Nonconformity: A failure of the computer programs of the “Product” to operate in substantial accordance with the Product’s manuals designated by ISO and provided to Licensee as Documentation to such programs.

1.6	Enhancements: An enhancement to, change in or modification of the most current Release of the Product including changes to use alternative Microsoft platforms, which ISO makes generally available to Licensees of the Product.

1.7	Release: An edition of the entire Product which is made generally available to licensees of the Product that have a fully executed Software, Maintenance and Support Agreement with ISO and which is the most current edition of the Product at the time of such general availability.

2.	TITLE AND SCOPE OF LICENSE

Subject to any additional restrictions specified in Exhibit A, ISO grants Licensee a worldwide, nontransferable (except as expressly permitted by this Agreement) and nonexclusive license to use the Product for its internal business operations for insurance policies covering risks located in the United States. ISO reserves all rights not expressly granted to Licensee herein, and no other rights and licenses are granted or will be deemed to have been granted hereunder, except that Licensee has a right to access and use the Product as set forth herein.

3.	DELIVERY, INSTALLATION, AND USE

3.1	ISO shall deliver to Licensee one copy of the Release of a Product available for distribution to Licensee on the Effective Date or in accordance with a timetable as described by Licensee. Installation of the Product shall be limited to Licensee’s home office, or on prior notice to ISO, at such other locations where access to the Product is limited to the Licensee, or is on hardware owned and controlled by Licensee, or at an outsourced location that is in accordance with section 3.6. Installation of the Product is Licensee’s responsibility. Licensee may separately contract with ISO for implementation assistance if Licensee so desires. Initial delivery of a Product shall constitute fulfillment of ISO’s obligation under this paragraph. Delivery shall be via CD-ROM. Delivery shall be the date of shipment of the Product and all shipments are F.O.B. point of origin.

3.2	Licensee acknowledges that the Product (and the components thereof) contains unique, confidential and secret information and is the trade secret and confidential proprietary product of ISO. Licensee shall not allow any person or entity to copy a Product in whole or in part in any manner except as expressly permitted in this Agreement. Licensee shall not disclose or otherwise make a Product available to any person or entity other than employees of Licensee or contractors, affiliates, partner agents and customers, from time to time required to have such knowledge for the normal and intended use of such Product. Licensee agrees to have each such employee held to a level of care sufficient to protect the Product from unauthorized use or disclosure. These obligations are independent covenants and shall continue after the Agreement is terminated.

3.3	Licensee may make a limited number of copies of the Product as reasonably necessary for testing, backup purposes, disaster recovery and installation purposes only. Such copies shall not be distributed to any third parties except as otherwise indicated in the previous sentence. If the Licensee’s computer facility is unusable, Licensee may transfer the Product to a backup computer facility, which is owned and operated solely by Licensee. If Licensee’s anticipated backup facility is not owned and operated by Licensee, Licensee shall obtain ISO’s prior written approval, which shall not be unreasonably withheld, for use of such facility. Licensee shall have the right, at no additional charge, to reproduce solely for its internal use, all original manuals and Documentation furnished by ISO to this Agreement. All copies of manuals or Documentation made by Licensee shall remain the property of ISO. For disaster recovery purposes, Licensee may copy the Product for use in an operating environment and at a location other than those designated in this Agreement as part of its disaster recovery plan. Licensee’s use of the Product for disaster recovery purposes shall be limited to: (i) testing Licensee’s disaster recovery plan and, (ii) running the Product in the event of a disaster for as long as Licensee’s authorized installation(s) or locations as set forth in this Agreement are disabled or otherwise impaired due to the disaster. For purposes of this Agreement, a disaster shall mean an event that results in the shutdown of the Licensee’s computer system, a catastrophic loss of data or other systematic mechanical difficulty that disrupts the Licensee’s computer network.

3.4	The above described rights to copy a Product are subject to the following conditions: (i) all such additional copies shall be made at Licensee’s cost and expense; (ii) all such copies shall reproduce any copyright, proprietary and confidentiality legends (whether printed or machine readable) placed upon or contained in a Product; (iii) all such additional copies shall be the property of ISO; (iv) Licensee shall maintain appropriate written records of the number and location of all such copies, and shall furnish such information to ISO upon request; and (v) except as provided herein, all terms and conditions of this Agreement shall apply to all such copies.

3.5	Licensee has sole responsibility for Licensee’s use and operation of the Product, including monitoring and verifying input and output data, back-up of input and output data, providing data for any files or tables of the Product, and for maintaining the required Product operating environment. Licensee shall establish and maintain the Product in the library structure, if any, described in the Documentation.

3.6	Licensee may outsource the implementation, development or operation of the Product to a third party, or contract with a third party for maintenance and support of the Product, provided that: (i) Licensee provides prior written notice to ISO, (ii) said third party is not a direct competitor of ISO, and (iii) said third party executes ISO’s standard consulting and confidentiality agreements, and agrees to be bound by the terms and conditions in this Agreement relating to the Product and the use of the Product, including but not limited to those in sections 3.2 and 7 herein. Except as provided in the Escrow Agreement as a result of a release of escrow, neither Licensee nor any such third party that gains access to the Product directly or through the Licensee in accordance with the terms of this Agreement shall tamper with, modify, adapt, translate, reverse engineer, decompile, disassemble or create derivative works based upon the Product. Licensee agrees to comply with all applicable laws in connection with the use of the Product,

3.7	In the event that the Product to which this Agreement applies contains any information owned by a third party, each party represents that it is authorized to receive such information.

3.8	ISO agrees to provide Licensee with access to a copy of the ISO-owned source code of the Product and all updates and enhancements thereof, via an independent escrow agent, pursuant to the terms and conditions of separate escrow agreements

(“Escrow Agreement”), which are currently in effect between ISO, ISO’s designated escrow agent, and Compu-Quote Inc. and which are specifically included herein by reference and attached as Exhibit D of this Agreement, copies of which have been provided to Licensee. ISO and Licensee shall share equally all costs associated with the establishment and maintenance of said escrow agreements on a pro-rata basis.

4.	ANNUAL SUBSCRIPTION FEE, MAINTENANCE AND SUPPORT

4.1	In consideration of the ASF, ISO agrees to provide to Licensee:

4.1.1	A continuing nontransferable, nonassignable and nonexclusive license to use the Product in accordance with the terms and conditions of this Agreement except as otherwise provided herein; and

4.1.2	Certain maintenance and support, as follows:

4.1.2.1	Access to customer support response line for telephone support for operating questions and reporting of problems. Such telephone support shall be provided weekdays 8:00 a.m. until 5:00 p.m. Eastern Standard Time excepting ISO holidays. Should ISO at any time agree to supply extended telephone support hours to any other licensee of ISO, then the support hours above shall be similarly extended.

4.1.2.2	Corrections of Licensee documented system problems on a “best efforts” basis according to the terms of Exhibit B.

4.1.2.3	Distribution to Licensee of Enhancements of Product for the purpose of maintenance or corrections to the Product. If Licensee fails to install any Enhancement within 180 days of delivery of the Enhancement to Licensee, or if Licensee operates the Product in violation of this Agreement, ISO shall have no obligation to continue support of the Product and may immediately terminate this Agreement. New products are not included as part of maintenance.

4.1.2.4	Updates of applicable Insurance Services Office, Inc. multistate and state-specific base loss costs and rules as soon as commercially reasonable after such updates become available, and at a minimum once per year for the lines of business and states referenced in Exhibit A. ISO will make every effort to implement changes by the second monthly release after such change is received by ISO. This excludes major redesign by Insurance Services Office Inc. of any line of business.

4.1.2.5	Support for the last previous version of the Product for eighteen months following the general release of the most current version of the Product.

4.2	The cost associated with installing Enhancements is Licensee’s responsibility. ISO will be responsible for the cost of all shipping related thereto.

5.	CHARGES

5.1	For the Licensee’s authorization to use the Product during the term hereof, Licensee promises and agrees to pay to ISO the fees as described on Exhibit C.

5.2	Licensee recognizes that the ASF does not include Internet access, any hardware, or the third party products which may be required to be licensed by Licensee for Licensee to utilize the various capabilities of the Product. Licensee is responsible for the costs and licenses to obtain such hardware or third party products.

5.3	Licensee shall pay all undisputed amounts set forth in this Agreement in the manner specified in Exhibit C. All undisputed amounts are stated and payable in United States dollars. All undisputed amounts paid are non-refundable, except as specifically provided for in this Agreement. Licensee shall pay a late charge on any undisputed amount including costs of collection (including reasonable legal fees), which remains unpaid thirty (30) days after it is due. The late charge shall be computed daily at the lesser of (i) one percent (1%) per month simple interest, or (ii) the highest rate permitted by law. In the event Licensee fails to pay all undisputed fees due hereunder within said 30-day period, ISO reserves the right to stop work (including discontinuing ongoing warranty and maintenance support for the Product) until all amounts due are paid in full. The exercise of such right by ISO shall not be deemed to constitute a default by ISO of this Agreement. In the event any fees due to ISO pursuant to this Agreement are not paid within ninety (90) days of their due date, ISO reserves the right to terminate this Agreement, repossess the Product without prejudice, assert appropriate liens until all amounts due are paid in full, and recover any extraordinary costs associated with Licensee’s reuse of the repossessed Product.

5.4	Licensee shall pay all tariffs and taxes assessed or levied by any governmental entity that are now or may become applicable to this Agreement or measured by payments made under it or are required to be collected by ISO or paid by ISO to tax authorities. Licensee shall also pay any interest or penalties on such tax; provided, however, Licensee shall not be responsible for any interest or penalties resulting from ISO’s failure to forward tax funds received from Licensee to the applicable tax authority. This provision includes, but is not limited to, sales, use, excise, gross receipt and personal property taxes, but does not include taxes based solely upon the net income of ISO.

6.	ADDITION OF OTHER SUBSIDIARIES

If, at any time, Licensee forms or acquires an affiliated or subsidiary property casualty insurance company, Licensee may add such affiliate or subsidiary to Schedule 1 of this Agreement by notifying ISO in writing of the formation or acquisition of said affiliate or subsidiary. An additional ASF may be due in accordance with Exhibit C.

7.	CONFIDENTIALITY

ISO and Licensee agree that any and all Confidential Information of a party (“the Disclosing Party”) is and shall remain the property of the Disclosing Party, to be held in strict confidence by the other party (“the Receiving Party”), and Receiving Party personnel, solely for Disclosing Party’s benefit. Confidential Information shall not be used or otherwise disclosed to any third party at any time, without the Disclosing Party’s prior written consent except as may be required to be disclosed under applicable law, in which event the Receiving Party will provide the Disclosing Party with sufficient notice to seek a protective order or any remedy provided by law or equity. “Confidential Information” includes all technical, business, personnel, compensation or other information, including but not limited to Licensee or client lists, policyholder information, claims information and any information deemed to be such under any federal or state statute or regulation concerning privacy, however communicated or disclosed to the Receiving Party or Receiving Party personnel in the performance of this Agreement, relating to past, present and future research, development and business activities of ISO or Licensee. The Receiving Party hereby acknowledges and agrees that, if Receiving Party shall seek to disclose, divulge, reveal, report, publish, transfer or use, for any purpose whatsoever, any Confidential Information, Receiving Party shall bear the burden of proving that any such information was independently developed by Receiving Party or had become publicly available without any breach of this confidentiality obligation. Failure to mark any of the Confidential Information as confidential or protected shall not affect its status as Confidential Information. Confidential Information shall not include any and all information disclosed by the Disclosing Party: (a) if the Receiving Party can demonstrate from written records that such information was already in the public domain or became publicly available through no breach of this Agreement by the Receiving Party; (b) if the Receiving Party can demonstrate from written records that the information was rightfully in the Receiving Party’s possession without obligation of confidence prior to receipt from the Disclosing Party or that the Receiving Party lawfully obtained said information from a third party who was under no obligation of confidence; (c) if the Receiving Party can demonstrate from written records that such information was independently developed by employees of the Receiving Party who had not had access to the Disclosing Party’s Confidential Information; or (d) if such information is required to be disclosed by the Receiving Party to comply with applicable law or a judicial order or decree; provided, however, that the Receiving Party gives prior written notice of such disclosure to the Disclosing Party and takes reasonable and lawful actions to avoid and/or minimize the extent of such disclosure. The parties acknowledge that a Receiving Party’s unauthorized disclosure or use of Confidential Information may result in irreparable harm. The Disclosing Party may seek a temporary restraining order or an injunction to protect its Confidential Information. The Receiving Party agrees in such case not to raise the defense of an adequate remedy at law. This provision does not alter any other remedies available to the parties. The obligations of this Section 7 are independent covenants and shall survive the termination of this Agreement.

8.	WARRANTIES

8.1	The parties both warrant that they are corporations duly incorporated, validly existing and in good standing under the laws of a state of the United States; that they have all the requisite corporate power and authority to execute, deliver, and perform this Agreement; that they have duly authorized execution, delivery, and performance of this Agreement; that they have and shall maintain any governmental license, authorization, or qualification required for them to perform this Agreement; no approval, authorization, or consent of any governmental or regulatory authority is required to be obtained for them to execute, deliver and perform this Agreement; and to their knowledge, there is no outstanding litigation, arbitrated matter, or other dispute to which they are a party which, if decided unfavorably to them, would reasonably be expected to have a material adverse effect on that party’s ability to fulfill its respective obligations under this Agreement.

8.2	ISO warrants that it has the right to license to Licensee the use of the Product. ISO warrants that the use of the Product by Licensee will not infringe any United States patent, copyright or other intellectual property right of any third party.

8.3	Licensee acknowledges that the programs of a Product may contain Nonconformities. ISO warrants that, for ninety (90) days, it will correct, at ISO’s sole cost and expense, the computer programs of the most current or prior Release of a Product if they fail to operate in accordance with Documentation to such programs so long as Licensee is licensed to use the Product and has provided ISO with notice of the Nonconformity. ISO further warrants that all such work will be performed in a workmanlike manner.

8.4	EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION (“WARRANTIES”), ISO HEREBY DISCLAIMS WITH RESPECT TO ALL SERVICES, PRODUCTS, UPDATES OR OTHER “DELIVERABLES” PROVIDED HEREUNDER, ALL EXPRESS, IMPLIED OR STATUTORY WARRANTIES OR WARRANTIES ARISING BY CUSTOM OR TRADE USAGE, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, DESIGN, OR FITNESS FOR A PARTICULAR PURPOSE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY ISO IN PERFORMING ITS OBLIGATIONS HEREUNDER WILL CREATE ANY WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THE WARRANTIES MADE BY ISO. ISO DOES NOT WARRANT THAT THE PRODUCTS ARE ERROR-FREE.

9.	INDEMNITIES

9.1	ISO agrees to defend Licensee against all claims arising from the actual or alleged infringement by a Product of the intellectual property rights of third parties and to indemnify Licensee for all cost, attorneys’ fees and damages for which Licensee becomes liable for such alleged infringement either by judgment or settlement, provided that Licensee, after receipt of notice of a claim, notifies ISO in writing within such time as not to prejudice the defense of the claim and permits ISO upon request, and at ISO’s cost and expense, to assume and control the defense or settlement thereof. Licensee agrees to cooperate with ISO in every reasonable manner in the defense of such claim. In defending or settling any such claim ISO may, at its sole option, elect to either (i) obtain for Licensee the right to continue using such Product or part thereof which is alleged to be infringing or (ii) replace or modify such Product or part thereof so that such claim of infringement no longer applies. Licensee shall immediately cease using the Release of the Product or part thereof which was replaced or modified. If neither of these options is available so as to provide Licensee with a substantially comparable substitute for the Product originally licensed, Licensee may terminate its license for the affected Product and, if such termination occurs during the Initial Term, ISO shall pay Licensee a pro rata refund of the ASF with respect to the Product as described herein. No such refund shall be payable after the expiration of the Initial Term. In addition, Licensee will no longer be responsible for the ASF. Licensee’s election hereunder shall not have any effect on ISO’s defense and indemnity obligation as set forth in this paragraph. ISO shall not be obligated to defend or indemnify against any claim of infringement (i) resulting from Licensee’s additions to, changes in, or modification of a Product, or (ii) resulting from Licensee’s use of the Product in combination with non-ISO Products. This Section 9.1 sets out ISO’s entire obligation to Licensee with respect to any claim of infringement.

9.2	Licensee hereby agrees to indemnify, defend and hold harmless ISO, its licensors, corporate affiliates and any employee, director, officer or agent thereof from and against any and all liability to third parties, including reasonable attorneys’ fees, costs and expenses, arising from (i) Licensee’s improper use of the Product, whether alone or in combination with other software or hardware of the Licensee (except to the extent such usage is recommended or authorized by ISO), or (ii) modifications to the Product made by a party other than ISO, its licensors, or parties authorized by ISO in writing to make such modifications.

9.3	If a third party claims that a party to this Agreement is responsible for (a) bodily injury (including death) or damage to real property or tangible personal property (not including software or data) solely caused by the premises, negligence, gross negligence, or willful misconduct of the other party or its principals, officers, directors or employees or contractor acting within the scope of employment or engagement, or (b) a violation of labor or employment law or contract committed against the other party’s personnel by the other party, the other party will defend the aggrieved party against such claim at the other party’s expense and pay all cost, damages and attorney’s fees that a court finally awards, or that are provided for in settlement approved by the other party. This is the full extent of one party’s rights and obligations to the other party regarding any such injury.

10.	LIMITATIONS OF LIABILITY

The parties acknowledge that the following provisions have been negotiated by them and reflect a fair allocation of risk:

10.1	Neither party shall be liable to the other party for any claims for loss or damage made by third parties except as set forth in

Sections 9 and 10 herein.

10.2	Except for provisions relating to Product title, usage and confidentiality, neither party shall be liable to the other for any breach of this Agreement that the breaching party has corrected to the satisfaction of the non-breaching party within thirty (30) days after being notified in writing of said breach by the non-breaching party.

10.3	NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY, WHETHER IN CONTRACT, TORT, WARRANTY OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL OR INCIDENTAL DAMAGES (INCLUDING LOST OPPORTUNITY, PROFITS, REVENUE, DATA, BENEFITS, BUSINESS INTERRUPTION, USE OR ADVANTAGE), EVEN WHEN ADVISED OF THEIR POSSIBILITY BY THE OTHER PARTY.

10.4	EXCEPT WITH RESPECT TO LIABILITIES ARISING OUT OF EITHER PARTY’S INDEMNIFICATION UNDER SECTION 8 OF THIS AGREEMENT, IN THE EVENT OF ANY CLAIM BY EITHER PARTY AGAINST THE OTHER PARTY RELATED TO THIS AGREEMENT OR ANY TRANSACTION UNDER THIS AGREEMENT, REGARDLESS OF THE BASIS OF THE CLAIM, THE EXTENT OF THE OTHER PARTY’S LIABILITY TO THE AGGRIEVED PARTY WILL BE LIMITED TO THE LESSER OF (I) THE ACTUAL LOSS OR DAMAGE SUFFERED OR (II) THE AGGREGATE CONSIDERATION PAID FOR THE PRODUCT TO WHICH THE BREACH RELATES OR (III) SEVEN HUNDRED AND FIFTY THOUSAND DOLLARS ($750,000)

10.5	The obligations of this section are independent covenants and shall survive the termination of this Agreement.

11.	DISPUTE RESOLUTION

In the event any dispute arises related to this Agreement or any transaction governed by this Agreement, senior executives of both parties, vested with authority to settle the dispute, agree to meet and attempt in good faith to resolve the dispute before either party may resort to judicial proceedings. The meeting will be held reasonably promptly at the request of either party in the offices of the party requesting the meeting. Each party will bear its own costs related to said meeting.

12.	FORCE MAJEURE

ISO shall not be liable or deemed to be in default for any delay or failure in performance under this Agreement or interruption of service resulting, directly or indirectly, from acts of God, civil or military authority, labor disputes, shortages of suitable parts, materials, labor or transportation, or any similar cause beyond ISO’s reasonable control.

13.	TERM AND TERMINATION

13.1	The term of this Agreement commences on its Effective Date and will continue for sixty (60) consecutive, unless terminated as provided in Sections 5.3, 13.2, 13.3, 13.4, and/or 13.5, hereof (“Initial Term”).

13.2 This agreement may be terminated by either party if the other party:

13.2.1 violates any material term or condition of this Agreement and, except for those terms and conditions relating to payment of fees, fails to cure said violation within thirty (30) days following receipt of written notice thereof from the other party; or

13.2.2 terminates or suspends its business; (ii) becomes subject to any bankruptcy or insolvency proceeding under federal or state law; or (iii) becomes insolvent or becomes subject to direct control by a trustee, receiver for all or any part of the property and assets of any such party.

13.3 Notwithstanding any provision herein to the contrary, and in addition to its right to terminate this Agreement pursuant to Section 5.3, ISO will have the right, in addition to any other rights and remedies available to ISO, to terminate this Agreement effective immediately upon written notice to Licensee in the event (i) of any breach by Licensee of any of Licensee’s obligations relating to Section 2, Section 3 or Section 7, which breach remains uncured for thirty (30) days following notice by ISO to Licensee of said breach or (ii) that Licensee ceases to be a participating insurance company licensed by Insurance Services Office Inc. for the lines of insurance and states as described in Exhibit A.

13.4 On the expiration of the term, this agreement will automatically renew for subsequent one (1) year terms (“Renewal Term”), unless either party to this Agreement provides to the other party at least 3 months prior written notice of its intention not to renew. Effective at the start of the first Renewal Term and any subsequent Renewal Term, Licensee shall continue to pay its then current ASF beginning upon the effective date of the Renewal Term, subject to a three percent (3%) annual cost of living increase, and any increases that may be required pursuant to Section 6 above.

Renewal of this Agreement shall not operate to renew any warranty obligations provided by ISO herein except for those relating to title and non-infringement.

13.5 Licensee agrees that upon termination of this Agreement, Licensee shall cease using the Product. Licensee also warrants that it will make all reasonable efforts to locate all Documentation associated with the Product and shall return the original and all copies of such Product and Documentation of which Licensee is aware within thirty (30) days after such termination. Licensee shall have a continuing obligation to return to ISO any subsequently discovered Documentation to such Product. Due to the nature of such Product and the need for its protection as a trade secret and confidential proprietary information, time is of the essence in its return, and in the event of Licensee’s failure to do so within the time provided herein, Licensee agrees that ISO shall be entitled to obtain (i) injunctive relief to require such return, (ii) reasonable attorneys fees and costs incurred in obtaining such injunctive relief and (iii) such damages as a court of competent jurisdiction shall award. If the Product has been modified or merged with other computer programs and it is impractical to separate and return such Product, Licensee shall destroy the Product and all copies thereof in its modified or merged state, and within 30 days of termination of this Agreement an officer of Licensee shall certify to ISO in writing that the Product and all copies thereof have been destroyed. Timely certification of destruction shall fulfill Licensee’s obligation to return the Product. Failure to so certify destruction shall constitute failure to return the Product. Licensee shall continue to remain liable for all charges required under this Agreement which are unpaid as of the date of termination.

14.	GENERAL

14.1	All notices which are required to be given pursuant to this Agreement shall be in writing and shall be delivered by certified mail, return receipt requested, first class postage prepaid, or sent by overnight express or similarly recognized overnight delivery with receipt acknowledged. Notices shall be deemed to have been given at the time delivered and shall be addressed as follows or to such other address as a party may designate by proper notice hereunder:

If to ISO:	ISO Strategic Solutions, Inc.
6 Trafalgar Square
Nashua, New Hampshire 03063
Attn: Chuck Boodro

With a copy to :	Joseph P. Giasi, Jr.
Senior Vice President and General Counsel
Insurance Services Office, Inc.
545 Washington Blvd.
Jersey City, New Jersey 07310

If to Licensee:

Specialty Underwriters’ Alliance, Inc.
8585 Stemmons Fwy
Suite 200, South Tower
Dallas, TX 75247
Attn: Courtney Smith

14.2	Licensee promises not to disclose the terms and conditions of this Agreement to any third party, except as required in the normal conduct of Licensee’s business, or by applicable law, or as agreed to by ISO.

14.3	Except as required by law, each party will have the right to disclose publicly through a news release the full name of the other party, the location of the other party, and the product/outsourcing service licensed by Licensee with the other party’s prior approval. Each party will not use the name or any trademarks, trade names and service marks of the other party or its licensors, or the name of any person associated with such other party or its licensors, for any purpose, including without limitation advertising and marketing, without the prior written consent of the other party.

14.4	This Agreement: (i) constitutes a fully integrated contract and states the entire Agreement between the parties, (ii) supersedes and merges any and all prior discussions, representations, demonstrations, negotiations, correspondence, writings and other agreements and together states the entire understanding and agreement upon which ISO and Licensee rely respecting the subject matter of this Agreement; and (iii) may be amended or modified only in a writing agreed to and signed by the authorized representatives of the parties. Notwithstanding any acknowledgment by ISO of a purchase order submitted by Licensee, any condition or provision in any such purchase order or other memorandum of Licensee which is in any way inconsistent with, or which adds to the provisions of this Agreement, is null and void. It is specifically understood between the parties that this Agreement and the Exhibits hereto are an independent agreement governing solely the licenses and services provided herein. This Agreement is neither governed by nor does it govern the terms of any other agreement between the parties which currently exist or which may be entered into in the future.

14.5	Neither ISO or Licensee will (i) attempt to induce an employee of the other to terminate his or her employment or (ii) offer employment to a former employee of the other during the 6 month period immediately following the former employee’s termination. For purposes of this paragraph, “employee” shall mean only the personnel of either party who are substantially involved in the development, marketing, servicing, distribution or use of a Product.

14.6	Neither party hereto shall be deemed to have waived any rights or remedies hereunder unless such waiver is in writing and signed by the authorized representative of the party. No delay or omission by either party hereto in exercising any right shall operate as a waiver of such right. A waiver of a right on any one occasion shall not be construed as a waiver of such right on any future occasion. All rights and remedies hereunder shall be cumulative and may be exercised singularly or concurrently. Notwithstanding the foregoing, no action, with the exception of an action for breach of the confidentiality obligations delineated in this Agreement or transactions related to the indemnities set forth in this Agreement, arising out of the breach of this Agreement or transactions related to this Agreement may be brought by either party more than 2 years after the cause of action has accrued, regardless of the form.

14.7	The descriptive headings of this Agreement are intended for reference only and shall not affect the construction or interpretation of the Agreement. References to this Agreement are inclusive of Exhibits which are specifically made applicable to this Agreement by their terms.

14.8	If any provision of this Agreement or the application thereof to any party or circumstances shall, to any extent, now or hereafter be or become invalid or unenforceable, the remainder of this Agreement shall not be affected thereby and every other provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

14.9	Each party and its respective employees are independent contractors in relation to one another with respect to all matters arising under this Agreement. Nothing herein shall be deemed to establish a partnership, joint venture, association or employment relationship between the parties. Each party shall remain responsible for and shall indemnify and hold harmless the other party from and against the withholding and payment of all federal, state and local personal income, wage, earnings, occupation, social security, worker’s compensation, unemployment, sickness and disability insurance taxes, payroll levies or employee benefit requirements (under ERISA, state law or otherwise) now existing or hereafter enacted and applicable to their respective employees.

14.10	Each party will comply fully with all federal, state and local laws and regulations relating to its obligations under this Agreement.

14.11	Except as otherwise provided herein with respect to the addition of an Authorized Company, or additional businesses acquired by Licensee or to an affiliate or a successor of substantially all of the business and operations of the business unit utilizing or providing the services hereunder, each party may not sell, assign or transfer, nor otherwise convey any of its rights, duties or obligations under this Agreement. Any attempted sale, assignment, transfer or conveyance in violation of the above provision is null and void.

14.12	Licensee acknowledges that, with respect to services to be provided by ISO at Licensee’s premises, Licensee’s timely provision of office accommodations, facilities, equipment and complete and accurate information from its officers, agents and employees (collectively “Cooperation”) are essential for ISO to perform the services. ISO shall not be liable for any deficiency in performing services if such deficiency results from Licensee’s failure to provide reasonable Cooperation.

14.13	This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective permitted transferees,

successors and assigns.

14.14	No more than once in any 12 month period, ISO shall have the right to review and copy all books of accounts and records of Licensee relating to the subject matter of this Agreement, including but not limited to the use of the Product by Licensee. Such review shall be at ISO’s expense and shall be undertaken during business hours on reasonable notice to Licensee.

ISO and Licensee each certify by their undersigned authorized representatives that they have read this Agreement and agree to be bound by its terms and conditions.

ISO STRATEGIC SOLUTIONS, INC.

By:	/s/ Charles J. Boodro

(Authorized Signature)
(in non-black ink, please)

Charles J. Boodro

(Name)

Authorized Representative

(Title)

May 20, 2004

(Execution Date)

LICENSEE

By:	/s/ Cortney C. Smith

(Authorized Signature)
(in non-black ink, please)

/s/ Cortney C. Smith

(Name)

President

(Title)
May 19, 2004

(Execution Date)

SCHEDULE I

AFFILIATES AND SUBSIDIARIES

EXHIBIT A

PRODUCTS

RateAccess
DesignerAccess

Multi-state and state-specific versions of Insuranc Services Office Inc. loss costs, rating, underwriting and forms rules for the following lines of business:

Commercial Auto, Crime, Inland Marine, Commercial Property, General Liability, BOP, Commercial Umbrella and CPP in all Insurance Services Office Inc. states.

EXHIBIT B

SERVICES

1. Supplying technical bulletins covering changes to the Product.

2. Correction of Nonconformities.

3. Licensee shall notify ISO via entry into the AscendantOne online issue tracking system (‘Issues’) of Nonconformities. In addition, after logging Severity 1 Issues (only) in the online tracking system, Licensee will contact the ISO Help Desk via telephone to receive acknowledgement that the Issue has been received. In order for ISO replicate the Issue, Licensee shall prepare and provide to ISO process documentation, files, databases and all such other data to permit ISO to simulate conditions similar to that present when the Nonconformity was discovered. ISO shall act in good faith to initiate and prosecute corrective measures for Nonconformities involving the Product.

4. System Problems.

System problems occur for a variety of reasons including application software failure, operating system software failure, database software failure, hardware failure, network failure and a variety of other causes. Licensee is responsible for the initial problem diagnosis and must report such problem accurately to ISO. When Licensee determines in its best judgment that the cause is due to Products provided by ISO, the following problem escalation and resolution process is to be followed.

Licensee will have the right to meet by telephone with the manager of customer service at any time during normal ISO working hours to ask that the problem be further escalated within ISO or to request on-site support if that will aid in correcting the Nonconformity.

ISO’s Service Call hours are Monday through Friday between 8:00 a.m. and 5:00 p.m. Eastern Standard Time excluding ISO designated company holidays.

Severity 1 Issues.

(i) Definition. “Severity 1” means Products are not functioning resulting in a critical impact on Licensee’s operations. These are Nonconformities which bring the operating system down or otherwise totally disable the Licensee’s ability to operate normally, including errors which prevent all useful work from being done, which disable major functions from being performed, or which result in degraded operations will be treated as “Critical”.

(ii) Resolution. Problem resolution for Severity 1 problems is defined as a permanent fix or workaround that allows production to function until a permanent correction is implemented.

(iii) Timeframe for Resolution. Licensee’s reported Issues will be responded to by ISO’s service technicians within one (1) hour of receipt of the Issue, such ISO response to be by personal telephone call and not by recorded message. If Licensee’s answer to a proper ISO response is by recorded message, this obligation of ISO shall be deemed satisfied.

(iv) ISO shall use best efforts to achieve resolution of Severity 1 problems as quickly as possible beginning within two (2) hours after notice thereof from Licensee and, if not resolved, will work diligently to achieve resolution. If not correctable by workaround, ISO shall, within 24 hours of determination of the fact that a “work around” is not available, apply dedicated resources to the task of resolving the Nonconformity or reducing its impact until a permanent fix can be delivered.

Severity 2 Issues.

(i) Definition. “Severity 2” means Products affect Licensee by (a) degrading production performance, critical business processing or causing severe disruption to normal production work flow;(b) causing development activities to be down or disrupting critical development; or (iii) disrupting critical testing.

(ii) Resolution. Problem resolution for Severity 2 problems is defined as a permanent fix that will be scheduled for a permanent correction in the earliest feasible product release. A workaround may be provided.

(iii) Timeframe for Resolution. Reported Issues will be responded to by ISO’s service technicians within four (4) hours of the Issue being reported, such ISO response to be by personal telephone call or email, and not by recorded message. If Licensee’s answer to a proper ISO response is by recorded message, this obligation of ISO shall be deemed satisfied .

(iv) ISO shall use best efforts to work toward a plan of resolution of Severity 2 problems within 2 business days after notice thereof from Licensee.

Severity 3 Issues.

(i) Definition. “Severity 3” means Products affect Licensee by (a) degrading non-critical business processing or causing moderate disruption to normal production work flow or (b) causing development activities to be impacted. Also, a non-critical problem in a test environment will be considered a Severity 3 problem.

(ii) Resolution. Problem resolution for Severity 3 problems is defined as a permanent fix that will be scheduled for a permanent correction in the next scheduled product release.

(iii) Timeframe for Resolution. Reported Issues will be responded to by ISO’s service technicians within one workday of the Issue being reported, such ISO response to be by personal telephone call or email, and not by recorded message. If Licensee’s answer to a proper ISO response is by recorded message, this obligation of ISO shall be deemed satisfied.

(iv) ISO shall use best efforts to work toward a plan of resolution of Severity 3 problems within 4 business days after notice thereof from Licensee.

Severity 4 Issues.

(i) Definition. “Severity 4” means Products result in (i) Licensee’s non-critical development activities being impacted, (ii) Licensee’s non-critical development activities being degraded, (iii) Licensee’s questions and support inquiries (iv) Documentation issues.

(ii) Resolution. Problem resolution for Severity 4 problems is defined as a permanent fix that will be scheduled for a later permanent correction, a workaround, or the answer to a question.

(iii) Timeframe for Resolution. Severity 4 Issues will be acknowledged by ISO’s service technicians within one workday after receipt of the Issue, such ISO response to be by a written Issue confirmation response.

(iv) ISO shall use best efforts to achieve resolution of Severity 4 problems within a mutually agreed period.

In the event it is determined that the reported problem was not due to the Product itself, but was due to other problems, including without limitation: (i) Licensee error in the use of the Product, (ii) additions to Products not performed by ISO, (iii) Licensee’s failure to maintain the Products properly, or (iv) Licensee’s failure to install required Product releases as instructed by ISO, then Licensee shall pay ISO’s standard commercial time and materials rates for all service provided plus ISO’s actual travel and living expenses.

EXHIBIT C

FEES

1.	An ASF in an amount equal to $190,000.

2.	On each annual anniversary of the Effective Date of this Agreement, the ASF for the Product shall be increased by no more than three percent (3%) of the then current ASF.

3.	On each anniversary of the effective date of this agreement, ISO will adjust the ASF by .10 per thousand of Direct Written Premium for the lines of business and states listed in Exhibit A as reported to ISO by Licensee.

4.	Licensee shall pay twenty thousand dollars ($20,000) upon full execution of this Agreement, Any remaining fees shall only be due and payable conditioned upon Licensee raising at least two hundred million dollars ($200,000,000) in a private or public offering of its shares (“Financing”). If Licensee does not obtain Financing as of June 30, 2004 (“Financing Termination Date”), then this Agreement shall be considered terminated immediately as of Financing Termination Date and no additional fees shall be owed by Licensee.

Upon any such termination, the Product and all copies thereof, including all documentation, in the possession of Licensee and any third party that had access to the Product and documentation as a result of this Agreement, shall promptly be returned to ISO.

EXHIBIT D

ESCROW AGREEMENT

ESCROW AGREEMENT

     This agreement (“Agreement”) is effective                                       , 2004 among DSI Technology Escrow Services, Inc. (“DSI”), ISO Strategic Solutions, Inc. (“Depositor”) and [Company] (“Preferred Beneficiary”), who collectively may be referred to in this Agreement as the parties (“Parties”).

     A. Depositor and Preferred Beneficiary have entered or will enter into that certain Agreement of even date hereof (referred to in this Agreement as the License Agreement”) pursuant to which Depositor agreed to license software to Preferred Beneficiary and to perform certain additional services for Preferred Beneficiary as specified therein. Capitalized terms used in this Agreement that are not specifically defined herein shall have the meaning ascribed to them in the License Agreement.

     B. Depositor or its agents may utilize certain proprietary technology of Depositor in the discharge of its obligations to Preferred Beneficiary under the License Agreement

     C. Depositor desires to avoid disclosure of its proprietary technology except under certain limited circumstances.

     D. The availability of the proprietary technology of Depositor is critical to Preferred Beneficiary in the conduct of its business and, therefore, Preferred Beneficiary needs access to the proprietary technology under certain limited circumstances.

     E. Depositor and Preferred Beneficiary desire to establish an escrow with DSI to provide for the retention, administration and controlled access of the proprietary technology materials of Depositor.

     F. The parties desire this Agreement to be supplementary to the license granted in the License Agreement pursuant to 11 United States Code, Section 365(n).

     G. To the extent there is any conflict between this Agreement and the License Agreement regarding the subject matter addressed in this Agreement, the terms of this Agreement shall govern.

     ARTICLE 1 — DEPOSITS

     1.1 Obligation to Make Deposit. Upon the signing of this Agreement by the parties, Depositor shall deliver to DSI the proprietary technology and other materials (“Deposit Materials”) required to be deposited by the License Agreement or, if the License Agreement does not identify the materials to be deposited with DSI, then such materials will be identified on Exhibit A. If Exhibit A is applicable, it is to be prepared and signed by Depositor and Preferred Beneficiary. DSI shall have no obligation to either party with respect to the preparation, accuracy, execution or delivery of Exhibit A.

     1.2 Identification of Tangible Media. Prior to the delivery of the Deposit Materials to DSI, Depositor shall conspicuously label for identification each document, magnetic tape, disk, or other tangible media upon which the Deposit Materials are written or stored. Additionally, Depositor shall complete Exhibit B to this Agreement by listing each such tangible media by the item label description, the type of media and the quantity. Exhibit B shall be signed by Depositor and delivered to DSI with the Deposit Materials. Unless and until Depositor makes the initial deposit with DSI, DSI shall have no obligation with respect to this Agreement, except the obligation to notify the parties regarding the status of the account as required in Section 2.2 below.

     1.3 Deposit Inspection. When DSI receives the Deposit Materials and Exhibit B, DSI will conduct a deposit inspection by visually matching the labeling of the tangible media containing the Deposit Materials to the item descriptions and quantity listed on Exhibit B. In addition to the deposit inspection, Preferred Beneficiary may elect to cause a verification of the Deposit Materials in accordance with Section 1.6 below.

     1.4 Acceptance of Deposit. At completion of the deposit inspection, if DSI determines that the labeling of the tangible media matches the item descriptions and quantity on Exhibit B, DSI will date and sign Exhibit B and mail a copy thereof to Depositor and Preferred Beneficiary. If DSI determines that the labeling does not match the item descriptions or quantity on Exhibit B, DSI will (a) note the discrepancies in writing on Exhibit B; (b) date and sign Exhibit B with the exceptions noted; and (c) mail a copy of Exhibit B to Depositor and Preferred Beneficiary. DSI’s acceptance of the deposit occurs upon the signing of Exhibit B by DSI. Delivery of the signed Exhibit B to Preferred Beneficiary is Preferred Beneficiary’s notice that the Deposit Materials have been received and accepted by DSI. Other than DSI’s inspection of the Deposit Materials, DSI shall have no obligation to the accuracy, completeness, functionality, performance or non-performance of the Deposit Materials.

     1.5 Representations of the Parties.

     Depositor represents as follows:

a. Depositor lawfully possesses all of the Deposit Materials deposited with DSI;

b. With respect to all of the Deposit Materials, Depositor has the right and authority to grant to DSI and Preferred Beneficiary the rights as provided in this Agreement;

c. The Deposit Materials are not subject to any lien or other encumbrance, however, any liens or encumbrances made after the execution of this Agreement will not prohibit, limit, or alter the rights and obligations of DSI under this Agreement;

d. The Deposit Materials consist of the proprietary technology and other materials identified either in the Development and License Agreement or Exhibit A, as the case may be; and

e. The Deposit Materials are readable and useable in their current form or, if any portion of the Deposit Materials is encrypted, the decryption tools and decryption keys have also been deposited.

     1.6 Verification. Preferred Beneficiary shall have the right, at Preferred Beneficiary’s expense, to cause a verification of any Deposit Materials. Preferred Beneficiary shall notify Depositor and DSI of Preferred Beneficiary’s request for verification. Depositor shall have the right to be present at the verification. Verification determines, in different levels of detail, the accuracy, completeness, sufficiency and quality of the Deposit Materials. If a verification is elected after the Deposit Materials have been delivered to DSI, then only DSI, or at DSI’s election, an independent person or company selected and supervised by DSI and reasonably acceptable to both Preferred Beneficiary and Depositor, may perform the verification. If DSI is required to perform the verifications anywhere other than DSI’s facilities, all expenses, including travel expenses, will be paid by Preferred Beneficiary. If such verification by Preferred Beneficiary discovers that Deposit Materials have not been deposited in accordance with this Agreement, Depositor shall reimburse Preferred Beneficiary all costs and expenses associated with conducting the verification.

     1.7 Deposit Updates. Unless otherwise provided by the License Agreement or otherwise agreed in writing by the parties, Depositor shall update the Deposit Materials within thirty (30) days of the end of each calendar month during the term hereof in which: (i) a new release of the Product has been made generally available to all of Depositor’s customers that are similarly situated to the Preferred Beneficiary; or (ii) Depositor has delivered to Preferred Beneficiary a Deliverable under the License Agreement. Such updates will be added to the existing deposit. All deposit updates shall be listed on a new Exhibit B and Depositor shall sign the new Exhibit B. Each Exhibit B will be held and maintained separately within the escrow account. An independent record will be created which will document the activity for each Exhibit B. The processing of all deposit updates shall be in accordance with Sections 1.2 through 1.6 above. All references in this Agreement to the Deposit Materials shall include the initial Deposit Materials and any updates.

     1.8 Removal of Deposit Materials. The Deposit Materials may be removed and/or exchanged only on written instructions signed by Depositor and Preferred Beneficiary, or as otherwise provided in this Agreement.

     ARTICLE 2 — CONFIDENTIALITY AND RECORD KEEPING

     2.1 Confidentiality. DSI shall maintain the Deposit Materials in a secure, environmentally safe, locked facility which is accessible only to authorized representatives of DSI. DSI shall have the obligation to reasonably protect the confidentiality of the Deposit Materials. Except as provided in this Agreement, DSI shall not disclose, transfer, make available, or use the Deposit Materials. DSI shall not disclose the content of this Agreement to any third party. If DSI receives a subpoena or any other order from a court or other judicial tribunal pertaining to the disclosure or release of the Deposit Materials, DSI will immediately notify the parties to this Agreement unless prohibited by law. It shall be the responsibility of Depositor and/or Preferred Beneficiary to challenge any such order; provided, however, that DSI does not waive its rights to present its position with respect to any such order. DSI will not be required to disobey any order from a court or other judicial tribunal. (See Section 7.5 below for notices of requested orders.) The obligations imposed by this Section 2.1 shall continue in full force and effect after termination or expiration of this Agreement.

     2.2 Status Reports. DSI will issue to Depositor and Preferred Beneficiary a report profiling the account history at least semi-annually. DSI will provide copies of the account history pertaining to this Agreement upon the request of any party to this Agreement.

     2.3 Audit Rights. During the term of this Agreement, Depositor and Preferred Beneficiary shall each have the right to inspect the written records of DSI pertaining to this Agreement. Any inspection shall be held during normal business hours and following reasonable prior notice.

     2.4 Standard of Care. DSI shall exercise a professional standard of care in carrying out the terms of this Agreement. DSI shall take no action in connection with or relating to this Agreement and the Deposit Materials hereunder, except in strict compliance with the terms and procedures provided hereunder. DSI shall not be responsible for failure to fulfill its obligations under this Agreement due to causes beyond its control. If DSI reasonably anticipates that it will be unable, to perform any of its material obligations under this Agreement, DSI shall notify Depositor and Preferred Beneficiary in writing of the circumstances surrounding such failure and the cause of such inability to perform its material obligations hereunder.

     ARTICLE 3 — GRANT OF RIGHTS TO DSI

     3.1 Title to Media. Simultaneous with the deposit of any Deposit Materials, DSI shall be vested with the right to process, utilize and transfer such Deposit Materials, subject to the terms and conditions set forth herein. DSI shall not be vested with any ownership rights or title to the Deposit Materials or the proprietary technology contained therein.

     3.2 Right to Make Copies. DSI shall have the right to make copies of the Deposit Materials as reasonably necessary to perform this Agreement. DSI shall copy all copyright, nondisclosure, and other proprietary notices and titles contained on the Deposit Materials onto any copies made by DSI. With all Deposit Materials submitted to DSI, Depositor shall provide any and all instructions as may be necessary to duplicate the Deposit Materials including, but not limited to, the hardware and/or software needed. Any copying expenses incurred by DSI as a result of a request to copy will be borne by the party requesting the copies. Alternatively, DSI may notify Depositor requiring its reasonable cooperation in promptly copying the Deposit Materials in order for DSI to perform this Agreement.

     3.3 Right to Transfer Upon Release. Depositor hereby grants to DSI the right to transfer the Deposit Materials to Preferred Beneficiary upon any release of the Deposit Materials for use by Preferred Beneficiary in accordance with Section 4.5. Except upon such a release or as otherwise provided in this Agreement, DSI shall not transfer the Deposit Materials.

     ARTICLE 4 — RELEASE OF DEPOSIT

     4.1 Release Conditions. As used in this Agreement, “Release Condition” shall mean any of the following conditions:

a.	Depositor materially breaches the License Agreement and fails to cure the breach within thirty (30) days after receiving written notice of such breach from Preferred Beneficiary; or

b.	Depositor makes a general assignment for the benefit of creditors, files a voluntary petition in bankruptcy for liquidation under the bankruptcy laws; or

c.	a petition in bankruptcy for liquidation is filed against Depositor and not dismissed within ninety (90) days; or

d.	a receiver or trustee is appointed to liquidate all or a substantial portion of the property and assets of Depositor; or

e.	as otherwise expressly provided in the License Agreement; or

f.	Depositor breaches this Agreement, including failing to deliver the Deposit Materials on a timely basis as required, and such breach is not cured within thirty (30) days after receipt of written notice from Preferred Beneficiary.

Notwithstanding any other provision in this Agreement to the contrary, if Preferred Beneficiary is entitled to withdraw the source code from the Escrow, the license to the Product granted under the License Agreement shall continue in perpetuity and Preferred Beneficiary’s rights to use the source code shall be subject to the same terms and conditions as are applicable to the Product, all as set forth in the License Agreement.

     4.2 Filing for Release. If Preferred Beneficiary believes in good faith that a Release Condition has occurred, except for the passage of the applicable cure period as referred to in Section 4.1(a), 4(c) or 4.1(f) above, Preferred Beneficiary may provide to DSI written notice of the occurrence of the Release Condition and a request for the release of the Deposit Materials. Preferred Beneficiary’s notice shall include, if applicable, the date the cure period referred to in Section 4.1(a), 4(c) or 4(f) expires. Upon receipt of such notice, DSI shall provide, prior to the end of the third (3rd) business day following DSI’s receipt of such notice, a copy of the notice to Depositor by overnight commercial express mail.

     4.3 Contrary Instructions. In the case of a Release Condition referred to in: (i) Sections 4.1(a), 4.1(c) or 4.1(f), Depositor shall have until the end of the last business day of the applicable cure period as set forth in the notice referred to in Section 4.2 above to deliver to DSI and Preferred Beneficiary contrary instructions; or (ii) Sections 4.1(b), 4.1(d) and 4.1(e), Depositor shall have from the date DSI mails the notice requesting release of the Deposit Materials, ten (10) business days, to deliver to DSI and Preferred Beneficiary contrary instructions (“Contrary Instructions”). Contrary Instructions shall mean the written representation by an officer of Depositor that a Release Condition has not occurred or has been cured. Upon receipt of Contrary Instructions, DSI shall send, by the end of the third (3rd) business day following DSI’s receipt of such notice, a copy to Preferred Beneficiary by overnight commercial express mail. Additionally, DSI shall notify both Depositor and Preferred Beneficiary that there is a dispute to be resolved pursuant to Section 7.3 of this Agreement. Subject to Section 5.2 of this Agreement, DSI will continue to store the Deposit Materials without release pending (a) joint instructions from Depositor and Preferred Beneficiary; (b) dispute resolution pursuant to Section 7.3; or (c) order of a court of competent jurisdiction.

     4.4 Release of Deposit. If DSI does not receive Contrary Instructions from the Depositor prior to the expiration of the period as set forth in Section 4.3 and DSI has received from Preferred Beneficiary written confirmation that the period in Section 4.3 has expired, then DSI shall release, prior to the end of the third (3rd) business day following: (i) the expiration of such period; or (ii) DSI’s receipt of Preferred Beneficiary’s written confirmation that the period set forth in Section 4.3 has expired, whichever is later, the Deposit Materials to the Preferred Beneficiary. However, DSI is entitled to receive any fees due DSI before making the release. Any copying expense will be chargeable to Preferred Beneficiary. This Agreement will terminate upon the release of the Deposit Materials held by DSI.

     4.5 Right to Use Following Release. The Preferred Beneficiary’s use of the Deposit Materials following a Release of the Deposit Materials to Preferred Beneficiary shall be governed by the terms of the License Agreement.

     ARTICLE 5 — TERM AND TERMINATION

     5.1 Term of Agreement. This Agreement shall become effective upon the date hereof (the “Effective Date”), and shall end on the first to occur of the following: (i) Depositor and Preferred Beneficiary jointly instruct DSI in writing; or (ii) termination of this Agreement within thirty (30) days of receipt of written notice from Preferred Beneficiary to DSI and Depositor. DSI may terminate this Agreement for nonpayment in accordance with Section 5.2 or resignation in accordance with Section 5.3.

     5.2 Termination for Nonpayment. In the event of the nonpayment of fees owed to DSI, DSI shall provide written notice of delinquency to all parties to this Agreement. Any party to this Agreement shall have the right to make the payment to DSI to cure the default. If the past due payment is not received in full by DSI within one (1) month of the date of such notice, then DSI shall have the right to terminate this Agreement at any time thereafter by sending written notice of termination to all parties. DSI shall have no obligation to take any action under this Agreement so long as any payment due to DSI remains unpaid.

     5.3 Termination by Resignation. DSI reserves the right to terminate this Agreement, for any reason, by providing Depositor and Preferred Beneficiary with 60-days’ written notice of its intent to terminate this Agreement. Within the 60-day period, the Depositor must provide DSI with written instructions authorizing DSI to forward the Deposit Materials to another escrow company and/or agent or other designated recipient that has agreed to be bound by terms and conditions reasonably similar to the terms and conditions of this Agreement. Upon receipt of such instructions, DSI shall promptly forward the Deposit Materials to the other escrow company, agent or recipient, in accordance with such instructions. If DSI does not receive said written instructions within 60 days of the date of DSI’s written termination notice, then this Agreement shall terminate and DSI shall deliver the Deposit Materials to Preferred Beneficiary, with notice to the Depositor.

     5.4 Disposition of Deposit Materials Upon Termination. Subject to the foregoing termination provisions, and upon termination of this Agreement, DSI shall destroy, return, or otherwise deliver the Deposit Materials in accordance with Depositor’s instructions. If there are no instructions, DSI may, at its sole discretion, destroy the Deposit Materials or return them to Depositor. DSI shall have no obligation to destroy or return the Deposit Materials if the Deposit Materials are subject to another escrow agreement with DSI or have been released to the Preferred Beneficiary in accordance with Section 4.4.

     5.5 Survival of Terms Following Termination. Upon termination of this Agreement, the following provisions of this Agreement shall survive:

a.	The representations and warranties of the parties (Section 1.5);

b.	The obligations of confidentiality with respect to the Deposit Materials;

c.	The rights granted in the sections entitled Right to Transfer Upon Release (Section 3.3) and Right to Use Following Release (Section 4.5), if a release of the Deposit Materials has occurred prior to termination;

d.	The obligation to pay DSI any fees and expenses due;

e.	The provisions of Article 7; and

f.	Any provisions in this Agreement which specifically state they survive the termination of this Agreement.

ARTICLE 6 — DSI’S FEES

6.1	Fee Schedule. DSI is entitled to be paid its standard fees and expenses applicable to the services provided as set forth on Exhibit D attached hereto. Depositor shall pay all applicable annual, renewal, deposit, release, service and other fees specified in Exhibit D in accordance with the payment terms thereof. DSI shall notify Depositor at least sixty (60) days prior to any increase in fees but such fees may not be increased by more than 10% per year. For any service not listed on DSI’s standard fee schedule, DSI will provide a quote prior to rendering the service, if requested.

6.2	Payment Terms. DSI shall not be required to perform any service unless the payment for such service and any outstanding balances owed to DSI are paid in full. Fees are due upon receipt of a signed contract or receipt of the Deposit Materials whichever is earliest. If invoiced fees are not paid, DSI may terminate this Agreement in accordance with Section 5.2.

ARTICLE 7 — LIABILITY AND DISPUTES

7.1	Right to Rely on Instructions. DSI may act in reliance upon any instruction, instrument, or signature reasonably believed by DSI to be genuine. DSI may assume that any representative of a party to this Agreement who gives any written notice, request, or instruction has the authority to do so. DSI will not be required to inquire into the truth or evaluate the merit of any statement or representation contained in any notice or document. DSI shall not be responsible for failure to act as a result of causes beyond the reasonable control of DSI.

7.2	Indemnification. Depositor and Preferred Beneficiary each agree to indemnify, defend and hold harmless DSI from any and all claims, actions, damages, arbitration fees and expenses, costs, attorney’s fees and other liabilities (“Liabilities”) incurred by DSI relating in any way to this escrow arrangement unless such Liabilities were caused solely by the adjudged negligence or willful misconduct of DSI.

7.3	Limitation of Liability. In no event will DSI be liable for any incidental, indirect, special, exemplary, punitive or consequential damages, including, but not limited to, damages (including loss of data, revenue, and/or profits) costs or expenses (including legal fees and expenses), whether foreseeable or unforeseeable, that may arise out of or in connection with this Agreement; and in no event shall the collective liability of DSI exceed ten times the fees paid under this Agreement. The foregoing limitation of liability does not apply with respect to any acts of gross negligence, personal injury claims, property damage claims (excluding the Deposit), or intellectual property infringement. Nothing in this section shall preclude any party from applying immediately to a court of competent jurisdiction for equitable relief with respect to this Agreement. Further, DSI hereby acknowledges that any material breach by DSI, or threatened breach by DSI, would in fact cause irreparable harm to the other parties for which there would be no adequate monetary remedy available. The equitable remedy is limited to seeking a court order regarding the disposition of the deposit materials. In the event of a material breach of this Agreement by DSI, the parties agree that Depositor or Preferred Beneficiary can only seek equitable relief for such breach and Depositor or Preferred Beneficiary will not be entitled to seek money damages for such breach.

7.4	Dispute Resolution. Any dispute relating to or arising from this Agreement shall be resolved by arbitration under the Commercial Rules of the American Arbitration Association. Three arbitrators shall be selected. The Depositor and Preferred Beneficiary shall each select one arbitrator and the two chosen arbitrators shall select the third arbitrator, or failing agreement on the selection of the third arbitrator, the American Arbitration Association shall select the third arbitrator. However, if DSI is a party to the arbitration, DSI shall select the third arbitrator. The arbitration will take place in New York, New York, U.S.A. Any court having jurisdiction over the matter may enter judgment on the award of the arbitrator(s). Service of a petition to confirm the arbitration award may be made by First Class mail or by commercial express mail, to the attorney for the party or, if unrepresented, to the party at the last known business address.

Nothing in this Section shall preclude any party from applying immediately to a court of competent jurisdiction to adjudicate a claim that a Release Condition has or has not occurred and to issue the appropriate equitable relief if deemed appropriate by such court.

7.5	Controlling Law. This Agreement is to be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of law provisions.

7.6	Notice of Requested Order. If any party intends to obtain an order from the arbitrator or any court of competent jurisdiction which may direct DSI to take, or refrain from taking any action, that party shall:

a. Give DSI at least two business days’ prior notice of the hearing;

b. Include in any such order that, as a precondition to DSI’s obligation, DSI be paid in full for any past due fees and be paid for the reasonable value of the services to be rendered pursuant to such order; and

c. Ensure that DSI not be required to deliver the original (as opposed to a copy) of the Deposit Materials if DSI may need to retain the original in its possession to fulfill any of its other duties. Provided, however, upon DSI’s receipt of any order directing DSI to deliver the Deposit Materials to any party, DSI may deliver a full, accurate, and complete copy of the Deposit Materials and retain the original upon DSI’s showing of a legitimate need to retain the original.

     ARTICLE 8 — GENERAL PROVISIONS

     8.1 Entire Agreement. This Agreement, which includes Exhibits described herein, embodies the entire understanding among the parties with respect to its subject matter and supersedes all previous communications, representations or understandings, either oral or written. DSI is not a party to the License Agreement between Depositor and Preferred Beneficiary and has no knowledge of any of the terms or provisions of any such Agreement. DSI’s only obligations to Depositor or Preferred Beneficiary are as set forth in this Agreement. No amendment or modification of this Agreement shall be valid or binding unless signed by all the parties hereto, except that Exhibit A need not be signed by DSI, Exhibit B need not be signed by Preferred Beneficiary and Exhibits C and D need not be signed.

     8.2 Notices. All notices, invoices, payments, deposits and other documents and communications shall be given to the parties at the addresses specified in the attached Exhibit C. It shall be the responsibility of the parties to notify each other as provided in this Section in the event of a change of address. The parties shall have the right to rely on the last known address of the other parties. Any correctly addressed notice or last known address of the other parties that is relied on herein that is refused, unclaimed, or undeliverable because of an act or omission of the party to be notified as provided herein shall be deemed effective as of the first date that said notice was refused, unclaimed, or deemed undeliverable by the postal authorities by mail, through messenger or commercial express delivery services. Unless otherwise provided in this Agreement, all documents and communications may be delivered by First Class mail.

     8.3 Severability. In the event any provision of this Agreement is found to be invalid, voidable or unenforceable, the parties agree that unless it materially affects the entire intent and purpose of this Agreement, such invalidity, voidability or unenforceability shall affect neither the validity of this Agreement nor the remaining provisions herein, and the provision in question shall be deemed to be replaced with a valid and enforceable provision most closely reflecting the intent and purpose of the original provision.

     8.4 Successors. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties. However, DSI shall have no obligation in performing this Agreement to recognize any successor or assign of Depositor or Preferred Beneficiary unless DSI receives clear, authoritative and conclusive written evidence of the change of parties.

     8.5 Waiver. Any term of this Agreement may be waived by the party entitled to the benefits thereof, provided that any such waiver must be in writing and signed by the party against whom the enforcement of the waiver is sought. No waiver of any condition, or breach of any provision of this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of such condition or breach. Delay or failure to exercise any right or remedy shall not be deemed the waiver of that right or remedy.

     8.6 Regulations. Depositor and Preferred Beneficiary are responsible for and warrant compliance with all applicable laws, rules and regulations, including but not limited to customs laws, import, export, and re-export laws and government regulations of any country from or to which the Deposit Materials may be delivered in accordance with the provisions of this Agreement.

     8.7 Attorney’s Fees. In any litigation or other proceeding by which one Party either seeks to enforce its rights under this Agreement (whether in contract, tort or both) or seeks declaration of any rights or obligations under this Agreement, the prevailing party who has proven by court decree, judgment or arbitrator’s determination that the other party has materially breached its representation or warranty under this Agreement, shall be awarded reasonable attorneys’ fees, together with any costs and expenses, to resolve the dispute and to enforce final judgment.

     8.8 No Third Party Rights. This Agreement is made solely for the benefit of the Parties to this Agreement and their respective permitted successors and assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement unless otherwise agreed to by all the parties hereto.

     8.9 Authority to Sign. Each of the Parties herein represents and warrants that the execution, delivery, and performance of this Agreement has been duly authorized and signed by a person who meets statutory or other binding approval to sign on behalf of its business organization as named in this Agreement.

     8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

ISO Strategic Solutions Inc.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

DSI Technology Escrow Services, Inc.

By:

Name:

Title:

Date:

EXHIBIT A

MATERIALS TO BE DEPOSITED

ACCOUNT NUMBER

Depositor represents to Preferred Beneficiary that Deposit Materials delivered to DSI shall consist of the following:

One full complete copy of the most current edition of the Software made available to Preferred Beneficiary under the Development and License Agreement, including without limitation, all source and object code thereto and all related programmer documentation to the extent it exists.

DSI

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

EXHIBIT B

DESCRIPTION OF DEPOSIT MATERIALS

Depositor Name:

Account Number

     Product Name Version

(Product Name will appear as the Addendum B Name on Account History report)

DEPOSIT MATERIAL DESCRIPTION:
Quantity	Media Type & Size Label
Description of Each Separate Item

Disk 3.5” or
DAT tape mm
CD-ROM
Data cartridge tape
TK 70 or tape
Magnetic tape
Documentation
Other

PRODUCT DESCRIPTION:
Environment

DEPOSIT MATERIAL INFORMATION:

Is the media or are any of the files encrypted? Yes / No If yes, please include any passwords and the decryption tools.

Encryption tool name                                                                                                 Version
Hardware required
Software required
Other required information

By signing below, the undersigned officer in his or her capacity as an officer of Depositor, certifies in such capacity and not in his personal capacity, that he or she has personal knowledge that the materials as delivered herewith are true, accurate, complete, readable or executable, as appropriate, copies of the Deposit Materials purported to be delivered
DSI has inspected and accepted the above materials (any exceptions are noted above):

herewith, in accordance with the Escrow Agreement pursuant to which this delivery is made.

Signature	Signature

Print Name	Print Name

Date	Date

Addendum B#

Send materials to: DSI, 9265 Sky Park Ct., Suite 202, San Diego, CA 92123 (858) 499-1600

EXHIBIT C

DESIGNATED CONTACT

Account Number

Notices, deposit material returns and	Invoices to Depositor should be
communications to Depositor	addressed to:
should be addressed to:

[Vendor]

Designated Contact:	Designated Contact:
E-mail:	E-mail:

Verification Contact:

Notices and communications to	Invoices to Preferred Beneficiary
Preferred Beneficiary should be addressed to:	should be addressed to:

[Company]	[Company]

Designated Contact: General Counsel	Contact:
Telephone:	Telephone:
Facsimile:	E-mail:

Requests from Depositor or Preferred Beneficiary to change the designated contact should be given in writing by the designated contact or an authorized employee of Depositor or Preferred Beneficiary.

EXHIBIT C

DESIGNATED CONTACT

Contracts, Deposit Materials and notices	Invoice inquiries and fee remittances
to DSI should be addressed to:	to DSI should be addressed to:

DSI Technology Escrow Services, Inc.	DSI Technology Escrow Services, Inc.
Contract Administration	PO Box 45156
9265 Sky Park Court, Suite 202	San Francisco, CA 94145-0156
San Diego, CA 92123
Telephone: (858) 499-1600	(858) 499-1636
Facsimile: (858) 694-1919	(858) 499-1637
E-mail: ca@dsiescrow.com

Date:

EXHIBIT D

FEE AND SERVICES SCHEDULE
PREFERRED ESCROW AGREEMENT

First Year	$2,400

Renewal Year	$1,350

Each Additional Beneficiary	$1650ea

Service Options

Unlimited deposit updates/replacements + one additional storage unit	$300/yr

Individual deposit/updates replacements	$200 each

DeposiTrack updates (DSI contacts the vendor and receives updated materials or certification that the existing materials are current)	$300/ea

Custom Agreements	see below[1]

Release Filing Fee	no fee[2]

[1] A $500 annual customization fee will be added when the contract changes increase DSI’s risk or modify its release, termination or update processes.

[2] Direct expenses in excess of $300 will be chargeable.